Exhibit 10.17B

SECOND AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Second Amendment”), is dated as of December 1, 2014, by and between Demand Media, Inc. (the “Company”), and Julie Campistron (the “Executive”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Employment Agreement (as defined below).

RECITALS

A.	The Company and the Executive have entered into a second amended and restated employment agreement, dated November 1, 2013, as amended from time to time (the “Employment Agreement”).
B.	The parties hereto wish to amend certain terms of the Employment Agreement.

AMENDMENT

The parties hereto hereby amend the Employment Agreement as follows, effective as of October 1, 2014 (the “Effective Date”).

1. Section 2(a)(i). The phrase “Executive Vice President, Studio Operations” is hereby deleted and replaced with “Executive Vice President, Media”.

2. Section 2(b)(i). The phrase “$297,500 per annum” set forth in Section 2(b)(i) of the Employment Agreement is hereby deleted and replaced with “$325,000 per annum”. The following sentence shall be added at the end of this Section: “The first installment paid to Executive with this Base Salary shall be for the pay period beginning on September 16, 2014 and ending on September 30, 2014.”

3. Section 2(b)(ii). Section 2(b)(ii) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn, for each fiscal year of the Company ending during the Employment Period, a discretionary cash performance bonus (an “Annual Bonus”) under the Company’s bonus plan or program applicable to senior executives, if any. The Executive’s target Annual Bonus (the “Target Bonus”) shall be set at fifty percent (50%) of the Base Salary actually paid for such year; provided, however, that with respect to fiscal year 2014, the Executive’s Target Bonus shall be pro-rated to reflect the Effective Date of the Second Amendment (i.e., the Target Bonus will only cover the time period from the Effective Date through December 31, 2014), provided Executive is still an employee of the Company during that time period. The actual amount of any Annual Bonus shall be determined on the basis of the attainment of Company performance metrics applicable to senior executives and/or individual performance objectives, in each case, as established and approved by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) (or their designee) in its sole discretion. Payment of any Annual Bonus(es), to the extent any Annual Bonus(es) become payable, will be contingent upon the Executive’s continued employment through the applicable payment date, which shall occur on the date on which annual bonuses are paid generally to the Company’s senior executives.”

4. Section 2(b)(iii). Section 2(b)(iii) of the Employment Agreement is hereby amended as follows:

a.	By changing the heading to read “Equity Award”
b.

By adding the following paragraphs after the sentence, “The terms and conditions of the November RSU shall be set forth in a separate award agreement prescribed by the Company (the “November RSU Agreement”).”:

“In addition to the foregoing grants, the Company’s Compensation Committee shall approve the grant by the Company to the Executive of an RSU award covering 40,000 shares of the Company’s common stock (the “September 2014 RSU”). The September 2014 RSU shall be granted to Executive under the Plan. Subject to Section 4(c) hereof and the Executive’s continued employment with the Company through the applicable vesting dates, the September 2014 RSU shall vest in sixteen (16) substantially equal installments of two thousand five hundred (2,500) shares each quarter, with the first vesting occurring on February 15, 2015. The terms and conditions of the September 2014 RSU shall be set forth in a separate award agreement prescribed by the Company (the “September 2014 RSU Agreement”).

In addition to the foregoing grants of RSUs, the Company’s Compensation Committee shall approve the grant by the Company to the Executive of a stock option award to purchase 100,000 shares of the Company’s common stock (the “Stock Options”) under the Plan. Subject to Section 4(c) hereof and the Executive’s continued employment with the Company through the applicable vesting dates, the Stock Options shall vest in forty-eight (48) substantially equal installments of two thousand eighty three (2,083) shares each month, with the first vesting occurring on October 26, 2014. The strike price of any stock options that vest pursuant to this provision shall be the closing price of Demand Media, Inc. shares (DMD) as traded on the New York Stock Exchange on September 26, 2014. The terms and conditions of the Stock Options shall be set forth in a separate award agreement prescribed by the Company (the “Stock Option Agreement”).

c.	By deleting the last paragraph in its entirety and replacing it with the following:

“The April RSU, the August RSU, the November RSU and the September 2014 RSU, along with the Stock Options, are collectively referred to as the “Equity Award”) and the April RSU Agreement, the August RSU Agreement, the November RSU Agreement and the September 2014 RSU Agreement, along with the Stock Option Agreement, are collectively referred to as the “Equity Agreements.”)

5. Section 4(a)(ii)(B). Section 4(a)(ii)(B) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“(B) any unpaid Annual Bonus to which the Executive would have become entitled for any fiscal year of the Company that ends on or before the Date of Termination had the Executive remained employed through the payment date, payable in a single lump-sum payment on the date on which annual bonuses are paid to the Company’s senior executives generally for such calendar year, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Date of Termination occurs, with the actual date within such period determined by the Company in its sole discretion.”

6. Section 4(c). Section 4(c) of the Employment Agreement is hereby deleted and replaced in its entirety with the following:

“Equity Vesting in Connection with a Change in Control or Permanent CEO Appointment. In addition to any payments or benefits due to the Executive (or the Executive’s estate or beneficiaries, if applicable) under Section 4(a) above (if any), subject to and conditioned upon the Executive’s timely execution and non-revocation of a Release, if the Executive’s employment is terminated by reason of a Qualifying Termination and either (i) a Change in Control (x) occurs on or within ninety (90) days after the Date of Termination or (y) has occurred within one (1) year before the Date of Termination, all outstanding compensatory equity awards (including but not limited to the Equity Award contemplated by Section 2(b)(iii) hereof) that have not yet vested shall conditionally vest and, as applicable, become exercisable on the later of the Date of Termination and the date of such Change in Control (and such vesting shall become unconditional upon such execution and non-revocation of a Release) or (ii) a Permanent CEO Appointment has occurred and (x) the Company has terminated the Executive’s employment without Cause in the six (6) month period after the Permanent CEO Appointment or (y) the Executive has resigned with Good Reason and the facts and circumstances constituting such Good Reason occurred in the six (6) month period after such Permanent CEO Appointment, all outstanding compensatory equity awards (including but not limited to the Equity Award contemplated by Section 2(b)(iii) hereof) that have not yet vested shall conditionally vest and, as applicable, become exercisable on the Date of Termination with respect to such number of shares underlying each such equity awards that would have vested over the one (1)-year period immediately following the Date of Termination, had each such equity award continued to vest in accordance with its terms (and such vesting shall become unconditional upon such execution and non-revocation of a Release). For the avoidance of doubt, if a Qualifying Termination occurs prior to a Change in Control, all outstanding, unvested compensatory equity awards (including but not limited to the Equity Award contemplated by Section 2(b)(iii) hereof) that would otherwise terminate on the Date of Termination shall remain outstanding and eligible to vest solely upon a Change in Control occurring within ninety (90) days after the Date of Termination (but shall not otherwise vest following the Date of Termination) and shall terminate on the ninetieth (90th) day following the Date of Termination if a Change in Control has not occurred on or prior to such ninetieth (90th) day (or such earlier expiration date applicable to the award (other than due to a termination of employment)).

Notwithstanding the foregoing, if the Executive fails to timely execute or revokes a Release, all conditionally vested awards (and any shares received in respect of such awards) shall be forfeited upon such failure or revocation (subject to repayment by the Company to the Executive of any amounts (if any) paid by the Executive with respect to shares underlying such conditionally vested awards.

7. Section 10(h). The phrase “RSU Agreements” is hereby deleted and replaced with “Equity Agreements”.

8. This Second Amendment shall be and, as of its effectiveness, is hereby incorporated in and forms a part of, the Employment Agreement.

9. Except as expressly provided herein, all terms and conditions of the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from the Compensation Committee of the Board of Directors of the Company, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

DEMAND MEDIA, INC.,
a Delaware corporation

By:	/s/ Sean Moriarty
Name:	Sean Moriarty
Title:	Chief Executive Officer

“EXECUTIVE”

/s/ Julie Campistron
Julie Campistron